Exhibit 5

JONES DAY
1420 PEACHTREE STREET, N.E.
SUITE 800
ATLANTA, GEORGIA 30309-3053

June 24, 2004

SpectRx, Inc.
6025A Unity Drive
Norcross, Georgia 30071

Re: Registration of 11,557,385 shares of Common Stock, par value $.001 per share, of SpectRx, Inc.

Gentlemen:

We are acting as counsel for SpectRx, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission of a registration statement on Form S-2 (Registration No. 333-114772) (the "Registration Statement") for the purpose of registering, under the Securities Act of 1933, as amended (the "Act"), 11,557,385 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), for the account of selling stockholders in accordance with the terms and conditions of the:

  Securities Purchase Agreement, dated March 26, 2004 (the "Purchase Agreement"), by and among the Company and the purchasers listed on Schedule I (the "Purchasers");
  Registration Rights Agreement, dated March 26, 2004, by and among the Company and the Purchasers;
  Placement Agency Agreement, dated June 16, 2003 ("Placement Agreement I"), by and between the Company and Stonegate Securities, Inc. ("Stonegate");
  Placement Agency Agreement, dated February 9, 2004 ("Placement Agreement II"), by and between the Company and Bristol Investment Group, Inc. ("Bristol");
  Letter Agreement, dated March 4, 2004 ("Placement Agreement III," and collectively with Placement Agreement I and Placement Agreement II, the "Placement Agreements"), by and between the Company and Musket Research Associates, Inc. ("Musket," and collectively with Stonegate and Bristol, the "Placement Agents");
  Note Purchase and Security Agreement, dated July 30, 2003 (the "Initial Bridge Loan Agreement"), by and among the Company and John Imhoff, Dolores Maloof, Mark Samuels, Keith Ignotz and Heidi Douglas;
  Note Purchase and Security Agreement, dated November 3, 2003 (the "Second Bridge Loan Agreement"), by and between the Company and Dolores Maloof; and
  Note Purchase and Security Agreement, dated February 6, 2004 (the "Third Bridge Loan Agreement," and collectively with the Initial Bridge Loan Agreement and the Second Bridge Loan Agreement, the "Bridge Loan Agreements"), by and among the Company and John Imhoff, Susan Imhoff, Dolores Maloof, Mark Samuels and Keith Ignotz.

The Common Stock to be registered consists of (i) 4,886,690 shares initially issuable upon conversion of the Company's Series A Convertible Preferred Stock, par value $.001 per share (the "Preferred Stock," and such shares, the "Conversion Shares"), (ii) 488, 669 shares which may be issued as dividends on the Preferred Stock (the "Dividend Shares"), (iii) 6,122,026 shares, consisting of 68,000 shares, 407,336 shares, 2,443,345 shares, 500,000 shares and 2,703,345 shares, respectively, initially issuable upon exercise of warrants (the "Warrants") with current exercise prices of $1.10, $1.50, $1.65, $2.00 and $2.25 per share, respectively (collectively, the "Warrant Shares"), issued under the Purchase Agreement, the Placement Agreements and the Bridge Loan Agreements and (iv) 60,000 shares currently outstanding, which were issued to Stonegate in connection with Placement Agreement I (the "Outstanding Shares").

In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

  the Outstanding Shares have been duly authorized and are validly issued, fully paid, and nonassessable;
  the Conversion Shares and Warrant Shares have been duly authorized and reserved for issuance upon conversion of the Preferred Stock and exercise of the Warrants, respectively, and, when issued in accordance with the terms of the certificate of designations relating to the Preferred Stock (the "Certificate of Designations") and the Warrants, the Conversion Shares and Warrant Shares will be validly issued, fully paid and nonassessable; and
  the Dividend Shares have been duly authorized and reserved for issuance as dividends on the Preferred Stock in accordance with the Certificate of Designations, and, upon due declaration by the board of directors of the Company of a dividend payable in shares of Common Stock and due payment of such dividend in accordance with the Certificate of Designations, the Dividend Shares will be validly issued, fully paid and nonassessable.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5 to Registration Statement filed by the Company to effect registration of the Shares under the Act and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ JONES DAY